EXHIBIT 5.1

                     [LETTERHEAD OF DORSEY AND WHITNEY LLP]



SpectraSCIENCE, Inc.
3650 Annapolis Lane, Suite 101
Minneapolis, Minnesota 55447-5434

         Re:    SpectraSCIENCE, Inc.
                Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel to SpectraSCIENCE, Inc. (the "Company"), a Minnesota corporation, in connection with a Registration Statement on Form SB-2 (the "Registration Statement") relating to the issuance and sale of 2,875,000 shares of Common Stock of the Company, $.25 par value (including 375,000 shares to be subject to the Underwriters' over-allotment option) (the "Shares"). The Shares will be issued pursuant to an Underwriting Agreement (the "Underwriting Agreement") between the Company and Josephthal & Co. Inc., as representative of the several Underwriters.

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificate of officers of the Company and of public officials. We have also assumed that the Shares will be issued and sold as described in the Registration Statement.

         Based on the foregoing, we are of the opinion that the Shares being sold by the Company have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

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SpectraSCIENCE, Inc.
July 17, 1998
Page 2


         The opinion set forth above is subject to the following qualifications and exceptions:

                  (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         Our opinion expressed above is limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:  July 17, 1998

                                         Very truly yours,

                                         /s/ Dorsey & Whitney LLP

KLC